Exhibit 3.2

FIRST CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CORONADO BIOSCIENCES, INC.

CORONADO BIOSCIENCES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

ONE: The date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was June 28, 2006.

TWO: Glenn L. Cooper, M.D. is the duly elected and acting Chairman of the Board of the Company.

THREE: The Board of Directors of the Company, acting in accordance with the provisions of Section 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

1.	Article IV.E, Section 1(a) shall be amended and restated to read in its entirety as follows:

“(a) [Reserved].”

2.	Article IV.E, Section 1(b) shall be amended and restated to read in its entirety as follows:

“(b) So long as any shares of Series A Preferred are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, except for:

(i) acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Corporation; or

(ii) acquisitions of Common Stock in exercise of the Corporation’s right of first refusal to repurchase such shares.”

3.	Article IV.E, Section 5(j) shall be amended and restated to read in its entirety as follows:

“(j) Automatic Conversion. Each share of Series A Preferred shall be automatically converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price, immediately prior to the declaration or ordering of effectiveness of a Resale Registration Statement by the United States Securities and Exchange Commission. For the purposes hereof “Resale Registration Statement” shall mean a registration statement filed by the Corporation, or any successor to the Corporation, pursuant to the Securities Act of

1933, as amended, registering for resale by the holders thereof, all of the Common Stock issuable upon conversion of the shares of Series A Preferred outstanding as of the effective date of such Resale Registration Statement (in addition to any other securities that may be covered by such Resale Registration Statement). Upon such automatic conversion of the Series A Preferred, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred.”

FOUR: The foregoing amendments were submitted to the stockholders of the Company for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Coronado Biosciences, Inc. has caused this First Certificate of Amendment to be signed by its acting Chief Executive Officer this 20th day of May, 2011.

CORONADO BIOSCIENCES, INC.

Signature:	/s/ Glenn L. Cooper, M.D.

Print Name:	Glenn L. Cooper, M.D.

Title:	Chairman of the Board